News Release International Paper Announces Changes to Its Board of Directors Katherine Collins and Lori J. Ryerkerk to Join as Newest Board Members Directors Dr. Kathryn Sullivan and Ahmet C. Dorduncu to Retire from Board at Year-End MEMPHIS, Tenn. – July 17, 2026 – International Paper (NYSE: IP; LSE: IPC) is pleased to announce that Katherine Collins and Lori J. Ryerkerk have been appointed to the company’s Board of Directors, effective October 1, 2026. Katherine Collins is an investment leader with more than three decades of experience in asset management, sustainable investing, research leadership and nonprofit governance. She most recently served as the first Head of Sustainable Investing at Putnam Investments, where she built the firm’s sustainable investment platform into a top 10 U.S. sustainable asset manager with more than $10 billion in assets. Earlier in her career, she held senior investment roles at Fidelity, including leading equity research for more than $500 billion in U.S. equity mutual fund assets and managing multi-billion-dollar portfolios. She is also the founder and CEO of Honeybee Capital Foundation, author of The Nature of Investing, a CFA charterholder and an active nonprofit board leader. Collins holds a master’s degree in theological studies from Harvard Divinity School and a bachelor’s degree with honors in economics and Japanese studies from Wellesley College. Lori J. Ryerkerk is an executive and board leader with more than four decades of experience across the global energy, chemicals and specialty materials sectors. She most recently served as Chairman, President and CEO of Celanese Corporation, where she led the company through significant transformation, including the $11 billion acquisition of DuPont’s Mobility & Materials business and major sustainability initiatives. Earlier in her career, she held senior global manufacturing and operations leadership roles at Shell, Hess and ExxonMobil, with responsibility for refining, chemical manufacturing, safety, operational performance and downstream strategy. She currently serves on the boards of Norfolk Southern, Cencora and Eaton and holds a Bachelor of Science in Chemical Engineering from Iowa State University. IP CEO and Chairman of the Board Andy Silvernail said, “Lori and Katherine each bring exceptional leadership experience and a proven ability to help guide organizations through complexity and change. Lori brings deep operational expertise and public company leadership experience, while Katherine brings a distinguished investment background and thoughtful governance perspective. The strategic insight and pg 1 of 2 EXHIBIT 99.1 experience they each offer will strengthen our Board and support the company’s continued transformation.” In addition, two directors plan to retire from serving on IP’s board of directors at the end of 2026: Dr. Kathryn Sullivan, who has served on the IP board since 2017, and Ahmet Dorduncu, who has served on the IP board since 2011. Silvernail shared, “I would also like to thank Kathy and Ahmet for their service and the many contributions they have made to International Paper throughout their time on our Board and wish them all the best in their future endeavors.” About International Paper (NYSE: IP; LSE: IPC) International Paper creates sustainable packaging solutions that enable our customers, teammates and shareowners to thrive in an ever-changing world. We are a leader in corrugated packaging, partnering with customers across industries to protect what matters most, strengthen supply chains and create lasting value. Learn more at internationalpaper.com. ### Contacts: Media: newsroom@ipaper.com Investors: Mandi Gilliland; 901-419-4595; Michele Vargas, 901-419-7287 pg 2 of 2